Exhibit 10.56

FUNDING COMMITMENT AGREEMENT

This Funding Commitment Agreement (the “Agreement”) is made as of November 1, 2023 (the “Effective Date”), by and between LQR HOUSE, INC. (the “Company”), a Nevada corporation, and KBROS, LLC, (the “Product Handler”), a California corporation.

RECITALS

WHEREAS, the Company and the Product Handler are parties to that certain Product Handling Agreement of even date herewith; and

WHEREAS, the parties intend that this Agreement provide for certain aspects of payment to the Product Handler pursuant to Paragraph 4e of the Product Handling Agreement of sums necessary to purchase the Products specified therein, necessary to the Product Handler’s ability to perform Handling pursuant to the Product Handling Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1. Recitals. The foregoing recitals are true and correct and are incorporated into and made a part of this Agreement by this reference.

2. Funding Commitment. Subject to the terms of this Agreement, the Company commits to provide annual funding to the Product Handler from time to time in the minimum amount of Two and one-half million ($2,500,000.00) dollars, to enable Product Handler to purchase inventory from Company-approved vendors (“Vendors”) and for other purposes set forth in the Product Handling Agreement. The Company may combine all of the Company’s advances to Product Handler or on Product Handler’s behalf, whether under this Agreement or any other agreement. The Company may, without notice to Product Handler, elect not to advance funding for any inventory sold by particular Vendors with respect to which the Company reasonably feels insecure. This Agreement concerns funding commitment, and not the purchase of Products from Product Handler or Vendors.

3. Funding Terms. Certain financial terms of any funding advance which the Company makes under this Agreement are not set forth herein because such terms depend, in part, on various factors, including without limitation, the availability of Vendor discounts, payment terms or other incentives, and other economic factors which vary from time to time. Therefore, the Company and Product Handler agree to set forth in this Agreement only the general terms of Product Handler’s funding arrangement with the Company. Upon agreeing to advance funding for Products specified in the Product Handling Agreement, the Company will deposit funding amounts into a third party Escrow Account, to be disbursed by the Escrow Agent at the sole discretion and direction of the Company; Product Handler shall have no authority to direct disbursement of such funding or to otherwise direct funding pursuant to this Agreement, the Product Handling Agreement or otherwise. Funding provided pursuant to this Agreement shall be repaid to the Company as part of the Company’s performance under the Product Handling Agreement.

4. Security Interest.

a.	Product Handler hereby grants to the Company a security interest in all of the Collateral as security for all Obligations.

b.	“Collateral” means all property and inventory of Product Handler, whether such property or Product Handler’s right, title or interest therein or thereto is now owned or existing or hereafter acquired or arising, and wherever located, including without limitation, all Accounts, Inventory, Equipment, Fixtures, other Goods, General Intangibles (including without limitation, Payment Intangibles), Chattel Paper (whether tangible or electronic), Instruments (including without limitation, Promissory Notes), Deposit Accounts, Investment Property and Documents and all Products and Proceeds of the foregoing. Without limiting the foregoing, the Collateral includes Product Handler’s right to all Vendor Credits (as defined below). Similarly, the Collateral includes, without limitation, all books and records, electronic or otherwise, which evidence or otherwise relate to any of the foregoing property, and all computers, disks, tapes, media and other devices in which such records are stored. For purposes of this Paragraph only, capitalized terms used in this Paragraph, which are not otherwise defined, shall have the meanings given to them in Article 9 of the Florida Uniform Commercial Code.

c.	“Obligations” means all indebtedness and other obligations of any nature whatsoever of Product Handler to the Company, any of the Company’s related or affiliated entities, and/or to any person that at any time directly or indirectly controls, is controlled by, or is under common control with the Company (“Company Affiliates”), whether such indebtedness or other obligations area under this Agreement or any other existing or future agreement between or among Product Handler, the Company and/or a Company Affiliate or otherwise and whether for principal, interest, fees, expenses, indemnification obligations or otherwise, and whether such indebtedness or other obligations are existing future, direct, indirect, acquired, contractual, noncontractual, joint and/or several, fixed, contingent or otherwise.

d.	“Vendor Credits” means all of Product Handler’s rights to any price protection payments, rebates, discounts, credits, factory holdbacks, incentive payments and other amounts which at any time are due Product Handler from a Vendor.

5. Representations and Warranties. Product Handler represents and warrants that at the time of execution of this Agreement and at the time of each funding advance hereunder: (a) Product Handler is in good standing, does not conduct business under any trade styles or trade name except as disclosed by Product Handler to the Company in writing and has all the necessary authority to enter into and perform this Agreement and Product Handler will not violate its organizational documents, or any law, regulation or agreement binding upon it, by entering into or performing its obligations under this Agreement; (b) Funding Manager keeps its records respecting accounts and chattel paper at its chief executive office identified below, and the only locations at which Collateral is located have been or will be disclosed by Product Handler to the Company in writing prior to the execution of this Agreement (together with additional locations of Product Handler in the United States with respect to which Product Handler gives the Company at least thirty (30) days prior written notice, “Permitted Locations”); (c) this Agreement correctly sets forth Product Handler’s true legal name, the type of its organization (if not an individual), the state in which Product Handler is incorporated or otherwise organized, and Product Handler’s organizational identification number, if any; (d) all information supplied by Product Handler to the Company, including any financial, credit or accounting statements or application for credit, in connection with this Agreement is true, correct and complete; (e) all advances and other transactions hereunder are for business purposes pursuant to the Product Handling Agreement and not for personal, family, household or any other consumer purposes; (f) Product Handler has good title to all Collateral; (g) there are no actions or proceedings pending or threatened against Product Handler which might result in any material adverse change in Product Handler’s financial or business condition; and (h) when requested by the Company Product Handler will provide the Company with a copy of Product Handler’s organizational documents, and will provide any subsequent amendments thereto bearing indicia of filing from the appropriate governmental authority, or such other documents verifying Product Handler’s true and correct legal name as the Company may request from time to time.

6. Covenants.

a.	Until sold as permitted by this Agreement and pursuant to the Product Handling Agreement, Product Handler shall own all Collateral subject to funding by the Company free and clear of all liens, security interests, claims and other encumbrances, whether arising by agreement or operation of law (collectively “Liens”) other than Liens in favor of the Company and subordinate Liens in favor of other persons with respect to which the Company shall have first consented in writing.

b.	Product Handler will: (1) keep all Collateral at Permitted Locations and keep all tangible Collateral in good order, repair and operating condition and insured as required herein; (2) promptly file all tax returns required by law and promptly pay all taxes, fees, and other governmental charges for which it is liable, including without limitation all governmental charges against the Collateral or this Agreement; (3) permit the Company and its designees, without notice, to inspect the Collateral during normal business hours and at any other time. The Company deems desirable (and Product Handler hereby grants the Company and its designees an irrevocable license to enter Product Handler’s business locations during normal business hours without notice to Product Handler to account for and inspect all Collateral and to examine and copy Product Handler’s books and records related to the Collateral); (4) keep complete and accurate records of its business, including inventory, accounts and sales, and permit the Company and its designees to inspect and copy such records upon request; (5) furnish the Company with such additional information regarding the Collateral and Product Handler’s business and financial condition as the Company may from time to time reasonably request (including without limitation financial statements and projections more frequently than set forth below); (6) immediately notify the Company of any material adverse change in Product Handler’s prospects, business, operations or condition (financial or otherwise) or in any Collateral; (7) execute (or cause any third party in possession of Collateral to execute) all documents the Company requests to perfect and maintain the Company’s security interest in the Collateral; (8) deliver to the Company immediately upon each request by the Company (and the Company may retain) each certificate of title or statement of origin issued for Collateral funded by the Company; (9) at all times be duly organized, existing, in good standing, qualified and licensed to do business in each jurisdiction in which the nature of its business or property so requires; (10) notify the Company of the commencement of any material legal proceedings against Product Handler or any Guarantor (as defined below); and (11) comply with all laws, rules and regulations applicable to Product Handler, including without limitation, the USA PATRIOT ACT and all laws, rules and regulations relating to import or export controls of anti-money laundering.

c.	Product Handler will not without the Company’s prior written consent: (1) use (except for demonstration for sale), rent, lease, sell, transfer, consign, license, encumber or otherwise dispose of Collateral except for sales of inventory at retail in the ordinary course of Product Handler’s business; (2) sell or otherwise transfer inventory to a Product Handler Affiliate (as defined below); (3) engage in any other material transaction not in the ordinary course of Product Handler’s business; (4) change its business in any material manner or its structure or be a party to a merger or consolidation or change its registration to a registered organization other than as specified above; (5) change its name or conduct business under a trade style or trade name other than those disclosed by the Product Handler to the Company in writing without giving the Company at least thirty (30) days’ prior written notice thereof; (6) change its chief executive office or office where it keeps its records with respect to accounts or chattel paper; (7) change the state in which it is incorporated or otherwise organized (except upon thirty (30) days’ prior written notice to the Company); (8) finance on a secured basis with any Vendor or any third party the acquisition of inventory of the same brand as any inventory funded or to be funded by the Company; or (9) store Collateral funded by the Company with any third party. For purposes of this Agreement, a “Product Handler Affiliate” means any person that: (I) directly or indirectly controls, is controlled by or its under common control with Product Handler, (ii) directly or indirectly owns 5% or more of Product Handler, (iii) is a director, partner, manager, or officer of Product Handler or an affiliate of Product Handler; or (iv) any natural person related to Product Handler or an affiliate of Product Handler.

7. Insurance. All risk of loss, damage to or destruction of Collateral shall at all times be on Product Handler. Product Handler shall keep tangible Collateral insured for full value against all insurable risks under policies delivered to the Company and issued by insurers satisfactory to the Company with loss payable to the Company.

8. Financial Statements. Unless waived by the Company, Product Handler will deliver to the Company, in a form satisfactory to the Company: (a) Product Handler’s year end balance sheet and annual profit and loss statement for each of its fiscal years, within twenty (20) days after the same are prepared but in no event later than one hundred and twenty (120) days after the end of each fiscal year; (b) within forty-five (45) days after the end of each of Product Handler’s fiscal quarters a reasonably detailed balance sheet and income statement as of the last day of such quarter covering Product Handler’s operations for such quarter; and (c) within ten (10) days after the Company’s request, any other information relating to the Collateral or the financial condition of Product Handler or any Guarantor. Product Handler represents that all financial statements and information which have been or may hereafter be delivered by Product Handler or any Guarantor are and will be correct and prepared in accordance with generally accepted accounting principles consistently applied, and there has been no material adverse change in the financial or business condition of Product Handler or any Guarantor since the submission to the Company of such financial statements, and Product Handler acknowledges the Company’s reliance thereon.

9. Default. The occurrence of one or more of the following events shall constitute a default by Product Handler (a “Default”); (a) any representation made to the Company by Product Handler or by any guarantor, surety, issuer of a letter of credit or any person other than Product Handler primarily or secondarily liable with respect to any Obligations (a “Guarantor”) shall not be true when made or if Product Handler or any Guarantor shall breach any covenant, warranty or agreement to or with the Company; (b) Product Handler (including, if Product Handler is a partnership or limited liability company, any partner or member of Product Handler) or any Guarantor shall die, become insolvent or generally fail to pay its debts as they become due or, if a business, shall cease to do business as a going concern; (c) Product Handler abandons any Collateral; (d) any Guarantor shall revoke, terminate or limit, or take any action purporting to revoke, terminate or limit, any guaranty or other assurance of payment relating to any Obligations; (e) Product Handler or any Guarantor shall make an assignment for the benefit of creditors, or commence a proceeding with respect to itself under any bankruptcy, reorganization, arrangement, insolvency, receivership, dissolution or liquidation statute or similar law of any jurisdiction or any such proceeding shall be commenced against it or any of its property (an “Automatic Default”); (f) an attachment, sale or seizure shall be issued or shall be executed against any assets of Product Handler or of any Guarantor; (g) a material adverse change shall occur in the business, operations or condition (financial or otherwise) of Product Handler (including, if Product Handler is a partnership or limited liability company, any partner or member of Product Handler) or any Guarantor or with respect to the Collateral; (h) Product Handler or any Guarantor fails to pay any debt or perform any other obligation owed to any third party; (I) Product Handler or any Guarantor defaults under the terms of any agreement with any Company Affiliate; or (n) the Company in good faith deems itself insecure.

10. Rights and Remedies Upon Default. Upon the occurrence of a Default, the Company shall have all rights and remedies of a secured party under the UCC as in effect in any applicable jurisdiction and other applicable law and all the rights and remedies set forth in this Agreement. The Company may terminate any obligations it has any under this Agreement and any outstanding funding approvals immediately and/or declare any and all Obligations immediately due and payable without notice or demand. Product Handler waives notice of intent to accelerate, and of acceleration of any Obligations. The Company may enter any premises of Product Handler, with or without process of law, without force, to search for, take possession of, and remove the Collateral, or any part thereof. At the Company’s request, Product Handler shall cease disposition of and shall assemble the Collateral and make it available to the Company, at Product Handler’s expense, at a convenient place or places designated by the Company. The Company may take possession of the Collateral or any part thereof on Product Handler’s premises and cause it to remain there at Product Handler’s expense, pending sale or other disposition. Product Handler agrees that the sale of Inventory by the Company to a person who is liable to the Company under a guaranty, endorsement, repurchase agreement or the like shall not be deemed to be a transfer subject to UCC §9-618 or any similar provision of any other applicable law, and Product Handler waives any provision of such laws to that effect. Product Handler agrees that the repurchase of inventory by a Vendor pursuant to a repurchase agreement with the Company shall be a commercially reasonable method of disposition. Product Handler shall be liable to the Company for any deficiency resulting from the Company’s disposition, including without limitation repurchase by a Vendor, regardless of any subsequent disposition thereof. Product Handler is not a beneficiary of, and has no right to require the Company to enforce, any repurchase agreement. Any notice of a disposition shall be deemed reasonably and properly given if given to Product Handler at least ten (10) days before such disposition. If Product Handler fails to perform any of its obligations under this Agreement, the Company may perform the same in any form or manner the Company in its discretion deems necessary or desirable, and all monies paid by the Company in connection therewith shall be additional Obligations and shall be immediately due and payable without notice together with interest payable on demand at the Default Rate. All of the Company’s rights and remedies shall be cumulative. At the Company’s request, or without request in the event of an Automatic Default, Product Handler shall pay all Vendor Credits to the Company as soon as the same are received for application to the Obligations. Product Handler authorizes the Company to collect such amounts directly from Vendors and, upon request of the Company, shall instruct Vendors to pay the Company directly. Product Handler irrevocably waives any requirement that the Company retain possession and not dispose of any Collateral until after an arbitration hearing, arbitration award, confirmation, trial or final judgment or appeal thereof. The Company’s election to extend or not extend credit to Product Handler is solely at the Company’s discretion and does not depend on the absence or existence of a Default. If a Default is in effect, and without regard to whether the Company has accelerated any Obligations, the Company may, without notice, apply the Default Rate.

11. Power of Attorney. Product Handler authorizes the Company to: (a) file financing statements describing the Company as “Secured Party,” Product Handler as “Debtor” and indicating the Collateral; (b) authenticate, execute or endorse on behalf of Product Handler any instruments, chattel paper, certificates of title, manufacturer statements of origin, builder’s certificate, financing statements and amendments thereto, or other notices or record comprising or related to Collateral or evidencing financing under the Agreement or evidencing or maintaining the perfection of the security interest granted hereby, as attorney-in-fact for Product Handler; and (c) supply any omitted information and correct errors in any documents between the Company and Product Handler. This power of attorney and the other powers of attorney granted herein are irrevocable and coupled with an interest.

12. Collection and Other Costs. Product Handler shall pay to the Company on demand all reasonable attorneys’ fees and legal expenses and other costs and expenses incurred by the Company in connection with establishing, perfecting, maintaining perfection of, protecting and enforcing its Lien on the Collateral and collecting any Obligations, or in connection with any modification of this Agreement, any Default or in connection with any action or proceeding under any bankruptcy or insolvency laws or incurred pursuant to an arbitration proceeding involving the Product Handler, any Guarantor or any Collateral. All fees, expenses, costs and other amounts described in this Section shall constitute Obligations, shall be secured by the Collateral and interest shall accrue thereon at the Default Rate.

13. Product Handler’s Claims Against Vendors. Product Handler will not assert against the Company any claim or defense Product Handler may have against any Vendor whether for breach of contract, warranty, misrepresentation, failure to ship, lack of authority, or otherwise, including without limitation claims or defenses based upon charge backs, credit memos, rebates, price protection payments or returns. Any such claims or defenses or other claims or defenses Product Handler may have against a Vendor shall not affect Product Handler’s liabilities or obligations to The Company.

14. Termination. Unless sooner terminated as provided in this Agreement or the Product Handling Agreement, or by at least thirty (30) days prior written notice from either party to the other, the term of this Agreement shall be for one (10) years from the date hereof. Upon termination of the Agreement, all Obligations shall become immediately due and payable without notice or demand. Upon any termination, Product Handler shall remain fully liable to the Company for all Obligations, including without limitation all fees, expenses and charges, arising prior to or after termination, and all of the Company’s rights and remedies and its security interest shall continue until all Obligations to the Company are paid and all obligations of Product Handler are performed in full. If the Company makes advances in reliance on a repurchase agreement from a Vendor, it may cease making such advances if it has any concern as to whether such repurchase agreement will cover future advances or be performed by such Vendor. No provision of the Agreement shall be construed to obligate the Company to make any funding advances. All waivers and indemnifications in the Company’s favor set forth in this Agreement will survive any termination of this Agreement.

15. Binding Effect. Product Handler cannot assign its interest in this Agreement without the Company’s prior written consent. The Company may assign the Company’s interest, in whole or in part, without Product Handler’s consent. This Agreement will protect and bind the Company’s and Product Handler’s respective heirs, representatives, successors and assigns, as the case may be.

16. Notices. Except as required by law or as otherwise provided herein, all notices or other communications to be given under the Agreement or under the UCC shall be in writing served either personally, by deposit with a reputable overnight courier with charges prepaid, or by deposit in the United States mail, first-class postage prepaid or provided for, addressed to Product Handler at its chief executive office shown below or to any office to which the Company sends billing statements, or to the Company at its address shown below, or at such other address designated by such party by notice to the other. Any such communication shall be deemed to have been given upon delivery in the case of personal delivery, one Business Day after deposit with an overnight courier or two (2) calendar days after deposit in the United States mail except that any notice of change of address shall not be effective until actually received.

a.	If to the Company: 6800 Indian Creek Drive, Unit 101, Miami Beach, Florida 33141.

b.	If to the Product Handler: 23658 San Vicente Road, Ramona, California 92065.

17. Severability. If any provision of this Agreement or its application is invalid or unenforceable, the remainder of this Agreement will not be impaired or affected and will remain binding and enforceable.

18. Supplement. If Product Handler and The Company have previously executed other agreements pertaining to all or any part of the Collateral, this Agreement will supplement, but not amend, such agreement, and this Agreement will neither be deemed a novation nor a termination of such agreement, nor will execution of this Agreement be deemed a satisfaction of any obligation secured by such agreement. This paragraph specifically includes, but is not limited to, the Product Handling Agreement.

19. Receipt of Agreement. Product Handler acknowledges that it has received a true and complete copy of this Agreement. Product Handler has read and understands this Agreement. Notwithstanding anything herein to the contrary, the Company may rely on any facsimile copy, electronic data transmission, or electronic data storage of: this agreement, billing statement, financing statement, authorization to pre-file financing statements, invoice from a Vendor, financial statements or other reports, which will be deemed an original, and the best evidence thereof for all purposes.

20. Miscellaneous. Time is of the essence regarding Product Handler’s performance of its obligations to the Company. Product Handler’s liability to the Company is direct and unconditional and will not be affected by the release or nonperfection of any security interest granted hereunder. The Company may refrain from or postpone enforcement of this Agreement or any other agreements between the Company and Product Handler without prejudice, and the failure to strictly enforce these agreements will not create a course of dealing which waives, amends or modifies such agreements. Any waiver by the Company of a Default shall only be effective if in writing signed by the Company and transmitted to Product Handler. The express terms of this Agreement will not be modified by any course of dealing, usage of trade, or custom of trade which may deviate from the terms hereof. If Product Handler fails to pay any taxes, fees or other obligations which may impair the Company’s interest in the Collateral, or fails to keep any Collateral insured, the Company may, but shall not be required to, pay such amounts. Such paid amounts will be: (a) additional Obligations which Product Handler owes to the Company, which are subject to finance charges as provided herein and shall be secured by the Collateral; and (b) due and payable immediately in full. Paragraph titles used herein are for convenience only, and do not define or limit the contents of any Paragraph unless otherwise specifically stated herein. All words used herein shall be understood and construed to be of such number and gender as the circumstances may require.

21. Governing Law, Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without regard to conflicts of law principles. Each party irrevocably submits to the exclusive jurisdiction and venue of the federal and state courts located in the Palm Beach County, Florida, in any legal suit, action, or proceeding arising out of or based upon this Agreement.

22. Prevailing Party legal Fees. In any action to enforce or interpret this Agreement, the prevailing party in such action shall be awarded its reasonable attorneys’ fees and all costs incurred therein, through trial and through all appellate levels.

23. Construction. The headings of paragraphs in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Paragraph” or “Paragraphs” refer to the corresponding Paragraph or Paragraphs of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. This Agreement has been negotiated by the respective parties hereto with full opportunity to obtain advice of their attorneys, and the parties waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

24. Counterparts, Electronic Signature. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. The facsimile and/or electronic signature of a party hereto shall be of the same binding force and effect as that party’s original signature.

IN WITNESS WHEREOF, each Party has caused this Agreement to be executed by its duly authorized representative as of the date first above written.

As to the Company:		As to the Product Handler

LQR HOUSE, INC.		KBROS, LLC

By:	/s/ Kumar Abhishek	By:	/s/ Shawn Kattoula
	Kumar Abhishek		Shawn Kattoula
As:	Chief Financial Officer	As:	President

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